                                   EXHIBIT 12

                    Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, included in this report as Exhibit 13.

(Calculation)
Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

                                                    December 31,
                           ----------------------------------------------------------------
                               2002         2001         2000          1999         1998
                           -----------  -----------   ----------    ----------   ----------
Net income                 $ 3,217,544  $ 2,944,565   $ 3,282,921   $ 3,018,327   $ 2,915,961

Weighted Average
 Shares Outstanding            687,216      696,674       704,498       705,331       666,779

Per Share Amount           $      4.68  $      4.23   $      4.66   $      4.28   $      4.37

Cash dividends/Average
 Shares Outstanding =
 Cash dividends declared
 Per share

                                                        December 31,
                               --------------------------------------------------------------
                                  2002         2001         2000         1999         1998
                               ----------   ----------   ----------   ----------   ----------
Cash dividends                 $1,200,309   $1,113,627   $1,020,487   $  881,664   $  718,882

Average shares outstanding        687,216      696,017      703,784      705,331      684,650

Per Share Amount               $     1.75   $     1.60   $     1.45   $     1.25   $     1.05

Shareholders' Equity/Shares
 Outstanding at period end =
 Book Value per share

                                                   December 31,
                       -------------------------------------------------------------------
                          2002          2001          2000           1999          1998
                       -----------   -----------   -----------   -----------   -----------
Shareholders' Equity   $34,203,659   $33,037,452   $31,741,165   $28,916,718   $27,437,211

Shares outstanding         686,739       693,287       702,548       705,331       705,331

Per Share Amount       $     49.81   $     47.65   $     45.18   $     41.00   $     38.90

Net Income/Average
 Assets = Return on
 Average Assets

                                                      (In Thousands)
                                                       December 31,
                            ------------------------------------------------------------------
                               2002          2001          2000          1999          1998
                            ----------    ----------    ----------    ----------    ----------
Net Income                  $    3,218    $    2,945    $    3,283    $    3,018    $    2,916

Average Assets              $  280,598    $  268,265    $  250,577    $  234,279    $  208,565

Return on Average Assets          1.15%         1.10%         1.31%         1.29%         1.40%

Net Income/Average
 Shareholders' equity =
 Return on Average Equity

                                                      (In Thousands)
                                                       December 31,
                            ------------------------------------------------------------------
                               2002          2001          2000          1999          1998
                            ----------    ----------    ----------    ----------    ----------
Net Income                  $    3,218    $    2,945    $    3,283    $    3,018    $    2,916

Average
 Shareholders' Equity       $   31,868    $   31,534    $   29,893    $   28,238    $   23,615

Return on Average Equity         10.10%         9.34%        10.98%        10.69%        12.35%

Cash dividends per share/
 Net income per share =
 Dividends Payout Ratio

                                                      December 31,
                           ------------------------------------------------------------------
                              2002          2001          2000          1999          1998
                           ----------    ----------    ----------    ----------    ----------
Cash dividends per share   $     1.75    $     1.60    $     1.45    $     1.25    $     1.05

Net income per share       $     4.68    $     4.23    $     4.66    $     4.28    $     4.37

Dividend Payout Ratio           37.31%        37.83%        31.12%        29.21%        24.03%

Average Equity/Average
 Assets = Average Equity
 To Average Assets

                                                   (In thousands)
                                                    December 31,
                         ------------------------------------------------------------------
                            2002          2001          2000          1999          1998
                         ----------    ----------    ----------    ----------    ----------
Average
 Shareholders' Equity    $   31,868    $   31,534    $   29,893    $   28,238    $   23,615

Average Assets           $  280,598    $  268,265    $  250,577    $  234,279    $  208,565

Average Equity to
 Average Assets               11.36%        11.75%        11.93%        12.05%        11.32%

Loans/Total deposits =
 Loan to Deposit Ratio

                                                     (In thousands)
                                                      December 31,
                           ------------------------------------------------------------------
                              2002          2001          2000          1999          1998
                           ----------    ----------    ----------    ----------    ----------
Total loans                $  175,157    $  152,158    $  151,800    $  143,777    $  137,891

Total deposits             $  239,039    $  237,971    $  219,168    $  201,738    $  192,079

Loan to Deposit Ratio           73.28%        63.94%        69.26%        71.27%        71.79%

Allowance for Loan Loss/
 Total Loan = Allowance
 To Total Loan Ratio

                                               (In thousands)
                                                December 31,
                     ------------------------------------------------------------------
                        2002          2001          2000          1999          1998
                     ----------    ----------    ----------    ----------    ----------
Allowance            $    2,326    $    2,261    $    2,359    $    1,888    $    1,851

Total loans          $  175,157    $  152,158    $  151,800    $  143,777    $  137,891

Allowance to total
 Loan ratio                1.33%         1.49%         1.55%         1.31%         1.34%